Exhibit 99.1
SHAREHOLDER LETTER
A message from our Chief Executive Officer
We produced solid financial results in 2009. Adjusted earnings increased 48.5% to an all-time high of $3.95 per share1. Economic profit2 (including the two adjustments described below) increased 75.1% to $81.5 million, also an all-time high. Delivering record earnings in a difficult economic environment is a noteworthy achievement for our company. As part of our efforts in accessing capital, we speak with a wide variety of investment managers, analysts and other industry followers. Many express admiration for our historical performance, but just as often we hear skepticism about how well our business would do in a difficult environment. Our performance since the start of the financial crisis provides strong evidence that we are able to deliver acceptable financial results in both good times and bad. This has always been our goal, but actually achieving the goal is satisfying.
HISTORY
Credit Acceptance was founded in 1972 by our current Chairman and majority shareholder, Don Foss. Don learned early in his career that many people who needed a vehicle were unable to acquire one because of their credit standing. Even more importantly, he realized that most people in this situation were misjudged by traditional lending sources, who assumed that the applicants’ less-than-perfect credit histories made them undeserving of a second chance. Don started Credit Acceptance to enable these individuals to purchase a vehicle and establish or reestablish a positive credit history, thereby moving their financial lives in a positive direction.
IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE
It is important for shareholders to understand the impact of the external environment on our performance. Both competitive cycles and economic cycles have affected our results historically and are likely to do so in the future.
Competitive cycles
We have gone through several cycles of competition. From 1972 through the early 1990s, there were very few companies attempting to serve the market segment that Don had identified. As a result, during this period we had an almost unlimited opportunity to write new business at very high levels of profitability. Following our initial public stock offering in 1992, we began to see more companies entering our market, and by 1995 we faced an unprecedented level of competition. Because we had not experienced high levels of competition previously, we were not prepared to operate successfully in this new environment. As a result, the loans we originated during this period produced a return less than our cost of capital. Our competitors fared much worse, however, and by 1997 most had exited our market. Although the results we produced during this period were unsatisfactory, we learned many valuable lessons that allowed us to navigate the next competitive cycle with much greater success.

1     2009 GAAP net income per share increased 113.9% to $4.62, as compared to 2008.
2     2009 GAAP net income increased 117.7% to $146.3 million, as compared to 2008.

That next cycle began in 2003. The business environment became increasingly difficult as it became easier for competitors to obtain capital for their operations. The cycle came to a halt toward the end of 2007, with our competitor’s again reporting higher-than-expected credit losses and disappointing financial results. Most of our competitors were then forced to either significantly curtail originations or exit the market entirely.
In contrast to the unsatisfactory results we delivered during the first cycle, we produced very good ones during the 2003–2007 cycle. We had improved many important aspects of our business between the first and second cycles, including our ability to predict loan performance, deploy risk-adjusted pricing, monitor loan performance and execute key functions consistently. In addition, we gave a high priority to ensuring that we originated new loans with a large margin of safety, so that even if the loans did not perform as expected, they would still very likely produce acceptable financial results. We grew our loan volumes throughout the 2003–2007 period, but always balanced our desire to grow with an insistence on acceptable per loan profitability. This combination of growth and meaningful improvements in per loan profitability allowed us to grow our adjusted earnings per share to $2.03 in 2007 from $0.70 in 2002 in spite of the increasingly competitive environment3.
When the cycle ended in late 2007, we were able to modify our pricing and write a significant volume of new loans at very high levels of per unit profitability. Although capital constraints did not allow us to write as much business in 2008–2009 as we would have liked, the improvements in per unit profitability allowed us to significantly improve our financial results in both of those years.
The absence of competition during 2008 and 2009 was welcome, but we do not expect it to continue. As the capital markets rebound, we will again face another cycle of competition. Based on our experience during the last cycle, we are confident that we will continue to be successful when competition returns.
Economic cycles
Economic cycles affect our business as well. Increases in the unemployment rate put downward pressure on loan performance, and conditions in the capital markets make it more difficult to access the capital we need to fund our business.
From 1972 through 1991, the Company experienced two significant increases in the unemployment rate. The first occurred in 1974–1975 and the second in 1980–1982. However, the information we accumulated during these periods was largely anecdotal, as we did not capture loan performance data during this early stage of the Company’s development.
We began to capture loan performance data in 1991 (although we did not have the tools to adequately assess this data until 1997). The period from 1991 through April of 2008 was a time of relatively stable unemployment levels. The only significant increase in unemployment rates occurred in 2001. But that was a year in which we made major changes to our origination systems and loan programs that unexpectedly made it harder for us to draw clear conclusions from what we observed.

3     We grew GAAP net income per share to $1.76 in 2007 from $0.69 in 2002.

As a result, prior to the current economic downturn, we had only a limited ability to predict the impact of sharply rising unemployment rates on our loan portfolio.
One conclusion we did draw (from the limited information we had accumulated for the period 1972 through April 2008) was that our loans would likely perform better than many outside observers would expect. However, that conclusion was far from certain. The uncertainty about our loan performance during a period of rapidly rising unemployment was a primary reason that we had decided to price new loans with a large margin of safety and to maintain conservative levels of debt.
The current financial crisis began to unfold in late 2007. Adding to the challenge was the fact that 2007 was also a period of intense competition within our industry. During 2007, we had to compete for new loan originations with an increasing number of companies that were willing to accept low returns and operate with lenient underwriting standards. Then the economic downturn worsened. From April 2008 through October 2009, the national unemployment rate increased from 5.0% to 10.1%. This combination of events — intense competition, followed by severe economic deterioration — provided a perfect test of our business model, one that would confirm either our views or those of our skeptics. As you know from our financial results, we passed the test with flying colors. Our loan performance surpassed even our most optimistic expectations, and we reported record levels of profitability in 2008 and 2009.
We did experience deterioration in our loan performance, but it was modest. In contrast, many of our competitors experienced a much greater fall-off in their loan performance and reported poor financial results. While we do not have as much insight into their experience as we do into our own, we believe that a significant share of the deterioration they recorded was due to poor underwriting rather than the impact of the economic downturn. Because our competitors generally target low levels of per loan profitability and use debt extensively, any adverse change in loan performance has a much more damaging impact on their results than on ours.
Access to capital
Besides impacting loan performance, the financial crisis made it more difficult to access capital. The tightening of the capital markets began in mid-2007 and continued throughout 2008 and much of 2009. While conditions have very recently begun to improve, access to capital for our industry remains much more difficult than it was prior to the financial crisis.
In spite of the challenging environment, we have had considerable success in obtaining capital. In January of 2008, we renewed and expanded our bank line of credit to $133.5 million from $75.0 million. In addition, we extended the maturity of this facility to June 2010. In February of 2008, the facility was further expanded to $153.5 million.
Also in February of 2008, we extended the maturity of our $325.0 million warehouse line of credit to February of 2009. In August of 2008, we extended the maturity again to August of 2009.
In April of 2008, we completed a $150.0 million asset-backed non-recourse secured financing. In May of 2008, we completed a similar $50.0 million financing.

These transactions enabled us to originate $804.8 million of new loans in 2008, an increase of 13.3% from 2007. We attribute our success in obtaining capital during that difficult period to our continued strong financial performance, our conservative balance sheet and the solid long-term relationships we had established with our lenders.
The capital markets became less accessible as 2008 progressed, however. As a result, we began to slow originations growth through pricing changes which began in March and continued throughout the remainder of 2008.
During 2009, we continued to slow originations based on the capital we had available. We originated $636.7 million of new loans, 20.9% less than in 2008. While we would have preferred a higher level of originations, we did not have access to the new capital we would have required on terms that we found acceptable.
We were able to renew both our bank and warehouse credit lines, however. The bank line of credit agreement was renewed on June 15, 2009 at a reduced amount ($140.0 million, down from $153.5 million) and extended through June 23, 2011. The warehouse line of credit was renewed on August 24, 2009 for an additional one-year period. The amount of the warehouse line remained at $325.0 million.
Without the renewal of these facilities, we would have had to reduce our 2009 originations much more than we did. And because the loans we originated in both 2008 and 2009 carried higher levels of per unit profitability, we were able to significantly increase our overall profitability in 2009, since the improvement in per unit profitability more than offset the reduction in origination levels.
In December of 2009, we completed a $110.5 million asset-backed non-recourse secured financing. In addition, in February of 2010, we completed a $250.0 million, seven-year senior secured notes offering. The combination of the asset-backed financing and the notes offering has put us in a much stronger liquidity position; as of the date of this letter, we have approximately $450.0 million in available and unused credit capacity. The long-term notes allow us to reduce our reliance on the short-term credit and bank markets and greatly improve our ability to grow originations in 2010.

EARNINGS
The table below summarizes our GAAP-based earnings results for 2001 — 2009:

	GAAP net income	Year-to-year
	per share	change

2001	$0.57
2002	$0.69	21.1%
2003	$0.57	-17.4%
2004	$1.40	145.6%
2005	$1.85	32.1%
2006	$1.66	-10.3%
2007	$1.76	6.0%
2008	$2.16	22.7%
2009	$4.62	113.9%
Compound annual growth rate 2001 — 2009		29.9%
GAAP-based net income per share (diluted) increased 113.9% in 2009. Since 2001, GAAP-based earnings per share have grown at an annual compounded rate of 29.9%.
ADJUSTED EARNINGS
Our 2009 year-end earnings release included two adjustments to our GAAP financial results that are important for shareholders to understand: (1) a floating yield adjustment, and (2) a program fee yield adjustment.
Floating yield adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that both favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, which is our primary revenue source.
Credit Acceptance is an indirect lender, which means that the loans are originated by an automobile dealer and immediately assigned to us. We compensate the automobile dealer for the loan through two types of payments. The first payment is made at the time of origination. The remaining compensation is paid over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.
Finance charge revenue equals the cash we collect from a loan (i.e., repayments by the consumer), less the amounts we pay to the dealer-partner (advance + dealer holdback). In other words, finance charge revenue equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

Under our current GAAP accounting methodology, finance charge revenue is recognized on a level-yield basis. That is, the amount of loan revenue recognized in a given period, divided by the loan asset, is a constant percentage. Recognizing loan revenue on a level-yield basis is reasonable, conforms to industry practice, and matches the economics of the business.
Where GAAP diverges from economic reality is in the way it deals with changes in expected cash flows. The expected cash flows from a loan portfolio are not known with certainty. Instead, they are estimated. From an economic standpoint, if forecasted cash flows from one loan pool increase by $1,000 and forecasted cash flows from another loan pool decrease by $1,000, no change in our shareholders’ economic position has occurred. GAAP, however, requires the Company to record the $1,000 decrease as an expense in the current period, and to record the $1,000 favorable change as income over the remaining life of the loan.
Shareholders relying on our GAAP financial statements would therefore see earnings which understate our economic performance in the current period, and earnings which overstate our economic performance in future periods.
The floating yield adjustment reverses the distortion caused by GAAP by treating both favorable and unfavorable changes in expected cash flows consistently. In other words, both types of changes are treated as adjustments to our loan yield over time.
Program fee yield adjustment
The purpose of this adjustment is to make the results for program fee revenue comparable across time periods. In 2001, the Company had begun charging dealer-partners a monthly program fee for access to the Company’s Internet-based Credit Approval Processing System, also known as CAPS. In accordance with GAAP, this fee was being recorded as revenue in the month the fee was charged. However, based on feedback from field sales personnel and dealer-partners, the Company concluded that structuring the fee in this way was contributing to increased dealer-partner attrition. To address the problem, the Company changed its method for collecting these fees.
As of January 1, 2007, the Company began to take the program fee out of future dealer holdback payments instead of collecting it in the current period. The change reduced per unit profitability, since cash that previously was collected immediately is now collected over time. In addition, the change required us to modify our GAAP accounting method for program fees. Starting January 1, 2007, the Company began to record program fees for GAAP purposes as an adjustment to the loan yield, effectively recognizing them over the term of the dealer loan. This new GAAP treatment is more consistent with the cash economics. To allow for proper comparisons in the future, the program fee adjustment applies this new GAAP treatment to all pre-2007 periods.

The following tables show earnings and earnings per share (diluted) for 2001 — 2009 after the two adjustments:

		Floating	Program
	GAAP	yield	fee	Adjusted	Year-to-year
(In thousands)	net income	adjustment	adjustment[1]	net income[2]	change

2001	$24,671	$1,257	$(1,080)	$24,848
2002	$29,774	$2,818	$(2,151)	$30,441	22.5%
2003	$24,669	$1,384	$(2,068)	$23,985	-21.2%
2004	$57,325	$(58)	$(1,043)	$56,224	134.4%
2005	$72,601	$(2,202)	$(2,112)	$68,287	21.5%
2006	$58,640	$359	$(2,759)	$56,240	-17.6%
2007	$54,916	$3,555	$4,985	$63,456	12.8%
2008	$67,177	$13,079	$2,075	$82,331	29.7%
2009	$146,255	$(19,523)	$796	$127,528	54.9%

Compound annual growth rate 2001 — 2009					22.7%

		Floating	Program
	GAAP	yield	fee	Adjusted
	net income	adjustment	adjustment	net income	Year-to-year
	per share	per share	per share[1]	per share[2]	change

2001	$0.57	$0.03	$(0.03)	$0.57
2002	$0.69	$0.06	$(0.05)	$0.70	22.8%
2003	$0.57	$0.03	$(0.05)	$0.55	-21.4%
2004	$1.40	$—	$(0.03)	$1.37	149.1%
2005	$1.85	$(0.06)	$(0.05)	$1.74	27.0%
2006	$1.66	$0.01	$(0.08)	$1.59	-8.6%
2007	$1.76	$0.11	$0.16	$2.03	27.7%
2008	$2.16	$0.42	$0.07	$2.65	30.5%
2009	$4.62	$(0.62)	$0.03	$4.03	52.1%

Compound annual growth rate 2001 — 2009					27.7%

[1]	The program fee adjustment will become less significant in future periods. We believe that the program fee adjustment will be immaterial starting in 2010.

[2]	The adjusted net income and adjusted net income per share results and year-to-year changes shown in the table differ slightly from those published in the Company’s year-end earnings releases. That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations. Those additional adjustments have been excluded from the table for simplicity.
As the table shows, adjusted net income per share (diluted) increased 52.1% in 2009. Over the full nine-year period, adjusted net income per share increased at an annual compounded rate of 27.7%. In most years, the two adjustments had a relatively insignificant impact on our results. However, the program fee adjustment had a significant impact in 2007, while the floating yield adjustment had a significant impact in both 2008 and 2009. During 2008, we reduced our expectations for loan performance, causing GAAP earnings to be less than adjusted earnings (since GAAP requires decreases in expected cash flows to be recorded as an expense in the current period). Then, as 2009 progressed, it became clear that we had reduced our expectations by too much in 2008, so in 2009 we reversed a portion of those downgrades. In addition, the new loans we wrote in 2009 performed better than we expected. The effect of better-than-expected results was to make GAAP earnings in 2009 considerably higher than adjusted earnings — the opposite of the relationship seen in 2008. When the two years are combined, the GAAP result is very similar to the adjusted result; however, when 2008 and 2009 are viewed separately, we believe that the adjusted results more accurately reflect our performance in each year.
ECONOMIC PROFIT
We use a financial metric called Economic Profit to evaluate our financial results and determine incentive compensation. Besides including the two adjustments discussed above, Economic Profit differs from GAAP-based net income in one other important respect: Economic Profit includes a cost for equity capital.
The following table summarizes Economic Profit for 2001–2009:

	Adjusted	Imputed	Economic
(In thousands)	net income	cost of equity	Profit

2001	$24,848	$(29,655)	$(4,807)
2002	$30,441	$(35,587)	$(5,146)
2003	$23,985	$(34,698)	$(10,713)
2004	$56,224	$(34,451)	$21,773
2005	$68,287	$(34,478)	$33,809
2006	$56,240	$(29,604)	$26,636
2007	$63,456	$(27,208)	$36,248
2008	$82,331	$(35,767)	$46,564
2009	$127,528	$(46,006)	$81,522
Economic Profit (including the floating yield and program fee adjustments) improved 75.1% in 2009, to $81.5 million from $46.6 million in 2008. Over the nine-year period, Economic Profit improved from a loss of $4.8 million in 2001 to a profit of $81.5 million in 2009.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas for the last nine years:

	Adjusted average		Adjusted
	capital invested	Adjusted return	weighted average
	(in thousands)	on capital	cost of capital	Spread

2001	$469,939	7.4%	8.4%	-1.0%
2002	$462,010	7.7%	8.9%	-1.2%
2003	$437,467	6.6%	9.0%	-2.4%
2004	$483,734	13.1%	8.6%	4.5%
2005	$523,438	14.7%	8.3%	6.4%
2006	$548,482	12.9%	8.1%	4.8%
2007	$710,114	12.1%	7.0%	5.1%
2008	$974,976	11.2%	6.4%	4.8%
2009	$998,719	14.9%	6.7%	8.2%

Compound annual growth rate 2001 — 2009	9.9%
See Exhibit A for a reconciliation of the above adjusted financial measures to the most relevant GAAP financial measures.
As the table shows, the improvement in Economic Profit in 2004 — 2005 resulted primarily from increases in the adjusted return on capital. In 2006 — a year in which Economic Profit declined - adjusted return on capital was again the main driver, but in the opposite direction. Adjusted return on capital declined as a result of a $7.0 million after-tax charge related to an agreement to settle litigation (growing out of an activity that occurred 10 years prior) and a $4.4 million after-tax gain from discontinued operations recorded in 2005. In 2007–2008, the improvements in Economic Profit resulted from increases in adjusted average capital and decreases in the adjusted cost of capital. The decreases were due to lower borrowing costs and greater use of debt, which carries a lower average cost than equity capital. These favorable trends during 2007–2008 were partially offset by lower returns on capital as a result of pricing reductions we made in 2006 and 2007 to respond to a more competitive market environment. As competitive conditions improved in 2008, we reversed the pricing reductions, which allowed us to substantially improve our return on capital in 2009. It was return on capital that was the main driver of the 2009 increase in Economic Profit.
LOAN PERFORMANCE
One of the most important variables determining our financial success is loan performance. The most important time to correctly assess future loan performance is at origination, since that is when we determine the advance we pay to the dealer-partner. Assessing future collection rates is difficult, however. Knowing this, we allocate significant time and attention to the process. Most importantly, we maintain realistic expectations about the precision of our estimates, and set advance rates so that even if we overestimate loan performance, the loans are still highly likely to be profitable.
At loan inception, we use a statistical model to estimate the expected collection rate for each loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to evaluate the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, and data captured from the loan transaction such as the amount of the down payment received from the customer or the initial loan term. We developed our first credit scorecard in 1998, and have revised it several times since then. An accurate credit scorecard allows us to evaluate and properly price new loan originations, which improves the probability that we will actually realize our expected returns on capital.
Subsequent to loan origination, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, as we use actual loan performance data in our forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we are able to assess the accuracy of that initial forecast.
The following table compares, for each of the last nine years, our most current forecast of loan performance with our initial forecast:

	December 31,
	2009	Initial		Current forecast as %
	forecast	forecast	Variance	of initial forecast

2001	67.5%	70.4%	-2.9%	95.9%
2002	70.4%	67.9%	2.5%	103.7%
2003	73.7%	72.0%	1.7%	102.4%
2004	73.1%	73.0%	0.1%	100.1%
2005	73.7%	74.0%	-0.3%	99.6%
2006	70.3%	71.4%	-1.1%	98.5%
2007	68.3%	70.7%	-2.4%	96.6%
2008	70.0%	69.7%	0.3%	100.4%
2009	75.6%	71.9%	3.7%	105.1%
The loans we originated in 2002 — 2004 and 2008 — 2009 have performed better than our initial expectation, while loans originated in 2001 and in 2005 — 2007 have performed worse. Loan performance can be explained by a combination of internal and external factors. Internal factors include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors include the unemployment rate, the retail price of gasoline, vehicle wholesale values and the cost of other required expenditures (such as for food and energy) that impact our customers. In addition, the level of competition is thought to impact loan performance through something called adverse selection, which we explain below.

The following table highlights one external factor, the national unemployment rate, and compares it to our loan performance variance as defined in the table above. For purposes of this comparison, we used the average change in the national unemployment rate over the 24-month period following loan origination. For loans originated within the last 24 months, we used the change in the unemployment rate that occurred through December of 2009:

	Variance in loan	24-month change in
	performance from	the average national
	initial estimate	unemployment rate

2001	-2.9%	1.3%
2002	2.5%	-0.2%
2003	1.7%	-0.9%
2004	0.1%	-0.9%
2005	-0.3%	-0.4%
2006	-1.1%	1.2%
2007	-2.4%	4.6%
2008	0.3%	4.2%
2009	3.7%	0.8%
Average	0.2%	1.1%
The relationship between the change in the unemployment rate and loan performance generally follows an intuitive pattern for 2001 — 2007 originations. The years 2002 — 2004 were each followed by a 24-month period in which the unemployment rate decreased, while 2001, 2006 and 2007 were each followed by a 24-month period in which unemployment rose. As the table shows, loans originated in 2002 — 2004 have performed better than we initially expected, whereas loans originated in 2001, 2006 and 2007 have performed worse. The exception to the pattern observed in the 2001-2007 period was 2005 originations, which have performed worse than we forecast even though the unemployment rate declined. Although 2005 does not fit the pattern, the declines in both loan performance and the unemployment rate were modest.
For 2008 and 2009, we do not have a full 24 months of seasoning for all loans originated. However, based on the experience we do have, the relationship between loan performance and the unemployment rate is not following the same pattern that characterizes the 2001 — 2007 period. The unemployment rate increased sharply in 2008, yet 2008 loans are performing slightly better than our initial expectation. In 2009, the unemployment rate increased again, but 2009 loans are performing substantially better than our initial estimate. There are two reasons why we believe 2008 and 2009 loans are performing better than we initially forecast: (1) downward adjustment of our initial performance expectations once it became clear that the external environment was adversely impacting loan performance, and (2) adverse selection, as indicated by the fact that loans originated in 2008 and 2009 are performing better than loans originated in 2007 with virtually identical characteristics as measured by our scorecard.
We do not know with certainty that adverse selection is the reason why 2008 — 2009 loans are performing better than 2007 loans, but we think it is the likely explanation. Adverse selection as it relates to our market refers to an inverse correlation between the accuracy of an empirical scorecard and the number of lenders that are competing for the loan. Said another way, without any competition, it is relatively easy to build an accurate scorecard which assesses the probability of payment based on attributes collected at the time of loan origination. As competition increases, creating an accurate scorecard becomes more challenging.
To explain adverse selection, we will use a simple example. Assume that the scorecard we use to originate loans is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate. Assume that for many years, we had no competitors and we accumulated performance data indicating that loans with down payments above $1,000 consistently produced the same average collection rate. Then assume that we began to compete with another lender whose scorecard ignored down payment and instead emphasized the amount of the customer’s weekly income. As the new lender began to originate loans, our mix of loans would be impacted as follows: we would start to receive loans with lower average weekly incomes as the new lender originated loans with higher weekly incomes — i.e., loans that we would have previously originated. Furthermore, since our scorecard only focuses on down payment, the shift in our borrower mix would not be detected by our scorecard, and our collection rate expectation would remain unchanged. It is easy to see that this shift in borrower characteristics would have a negative impact on loan performance, and that this impact would be missed by our scorecard. Although the real world is more complex than this simple example — with hundreds of lenders competing for loans and with each lender using many variables in its scorecard — adverse selection is something that probably does impact loan performance. As competition decreased in 2008 and 2009, it is likely that the impact of adverse selection decreased as well, causing loan performance to improve.
UNIT VOLUME
The following table summarizes unit volume growth for 2001–2009:

		Year-to-year
	Unit volume	change

2001	61,928
2002	49,801	-19.6%
2003	61,445	23.4%
2004	74,154	20.7%
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
Compound annual growth rate		7.6%
Over the period, unit volumes grew at an annual compounded rate of 7.6%. In 2002 and 2009, unit volumes declined as we reduced origination levels based on capital constraints. With the renewal of our lines of credit, the completion of our $110.5 million asset-backed financing and our successful high-yield bond offering, we now have a much greater capacity to originate new loans than we did in 2009. As a result, we expect unit volumes to grow in 2010.

Historically, I have explained unit volume trends by focusing on three variables: the number of new dealer-partners, dealer-partner attrition and the average volume per dealer-partner. Although we continue to focus on these factors, they have ceased to be the primary drivers of unit volume, as volume is now largely determined by the amount of capital we have to fund new loan originations. For completeness, however, I will review the data on enrollments, attrition and volume per dealer-partner, and make some brief comments on each factor.
Enrollments — The number of new dealer-partners added in each of the last nine years is summarized below:

New dealer-partners
2001	310
2002	156
2003	331
2004	456
2005	738
2006	857
2007	1,162
2008	1,202
2009	1,055
Enrollments declined in 2009 as we focused our sales force on the quality of new recruits. Our goal is to enroll dealers that are likely to become successful in our program. Not only do we profit from the loans they produce, but they become advocates of our program. Enrolling dealers that are not likely to have a positive experience in our program is counterproductive.
The changes we made to improve the quality of new enrollments had mixed results. While a greater percentage of the dealers we enrolled achieved success, we enrolled fewer dealers, and overall unit volumes from new dealers declined by 13.3%. The higher pricing we had in place for most of 2009 impacted these results to some degree. We are fortunate to have a large market — there are over 50,000 franchised and independent automobile dealers in the United States — and that gives us a considerable opportunity to enroll new dealers in the future. We are currently expanding our field sales force, which should help us take advantage of this opportunity.

Attrition — This factor, expressed as the percentage of dealer-partners who were active in one year but inactive in the next year, is summarized below:

Attrition
2001	30.5%
2002	43.9%
2003	30.4%
2004	22.6%
2005	19.4%
2006	25.0%
2007	26.2%
2008	28.6%
2009	36.4%
After falling from 2002 — 2005, attrition increased in 2006 — 2009. We attribute the increases in 2006 and 2007 to the competitive environment, and the increases in 2008 and 2009 to more conservative pricing. When we reduce advance rates, dealer-partners find it more difficult to originate profitable loans. This impacts both volume per dealer-partner and attrition. In addition, many automobile dealers exited the market entirely in 2008 and 2009 as a result of extreme pressure from the deteriorating economy.
Volume per dealer-partner — The following table summarizes unit volume per dealer-partner for 2001 — 2009:

	Average volume	Year-to-year
	per dealer-partner	change
2001	52.5
2002	59.1	12.6%
2003	64.7	9.5%
2004	61.2	-5.4%
2005	46.2	-24.5%
2006	41.3	-10.6%
2007	37.7	-8.7%
2008	37.2	-1.3%
2009	35.1	-5.6%
After increasing in 2002 and 2003, volume per dealer-partner declined in each of the next six years. The declines during the highly competitive period of 2004 — 2007 reflect our decision to maintain our underwriting standards and retain a margin of safety in our pricing. The declines in 2008 and 2009 reflect our decision to reduce advance rates. Had we elected to pursue a strategy of increasing or maintaining volume per dealer-partner during those years — a strategy pursued by many of our competitors — we would be in a much worse position today.

In the last four months of 2009, we began to increase our advance rates to generate higher unit volumes. We have continued to increase our advance rates during the first part of 2010. The changes have been effective in increasing unit volumes, in exchange for modest declines in per unit profitability. We are confident the changes are having a positive impact on the total amount of Economic Profit we will produce, which is the standard that all pricing changes need to meet.
SHAREHOLDER DISTRIBUTIONS
Like any profitable business, we generate cash. Historically, we have used this cash to fund origination growth, repay debt or fund share repurchases.
We use excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of future cash flows). As long as the share price is at or below intrinsic value, we prefer share repurchases to dividends for several reasons. First, share repurchases are given more favorable tax treatment than are dividends. Shareholders who sell a portion of their holdings receive the same benefit as they do from a dividend, but they are only taxed on the difference between the cash proceeds from the sale and the cost basis of their shares. With a dividend, the entire cash amount received is taxable. In addition, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner.
Second, a share repurchase provides shareholders with the discretion to increase their ownership, receive cash or do both based on their individual circumstances and view of the value of a Credit Acceptance share. (They do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase program.) A dividend does not provide similar flexibility. Third, repurchasing shares below intrinsic value increases the value of the remaining shares.
Since beginning our share repurchase program in mid-1999, we have repurchased approximately 20.4 million shares at a total cost of $399.2 million. We did not repurchase any shares in 2009. As noted above, the changes in the capital markets caused capital to be in short supply. We used all available cash to fund new loan originations and to reduce debt levels by $134.7 million.
As noted above, we currently have approximately $450.0 million of available and unused credit capacity. However, $325.0 million of this capacity is from our warehouse line of credit, which must be renewed in August of this year. While we have no reason to believe we will not be successful in renewing this facility, we need to plan for such a contingency nonetheless. Our first priority is to make sure we have enough capital to fund new loan originations, and we are continuing to work toward this objective. To the extent we are comfortable with our ability to fund origination growth, we will consider returning capital to shareholders as we have in the past.

KEY SUCCESS FACTORS
Our financial success is a result of having a unique and valuable product and of putting in many years of hard work to develop the business.
Our core product has remained essentially unchanged for 38 years. We provide auto loans to consumers regardless of their credit history. Our customers consist of individuals who have typically been turned away by other lenders. Traditional lenders have many reasons for declining a loan. We have always believed that individuals, if given an opportunity to establish or reestablish a positive credit history, will take advantage of it. As a result of this belief, we have changed the lives of thousands of people.
However, as we have found, having a unique and valuable product is only one of the elements we need if we are to make our business successful. There are others, and many have taken years to develop. The following summarizes the key elements of our success today:
•	We have developed the ability to offer guaranteed credit approval while maintaining an appropriate return on capital. It took years to develop the processes and accumulate the customer and loan performance data that we use to make profitable loans in our segment of the market.

•	We understand the daily execution required to successfully service a portfolio of automobile loans to customers in our target market. There are many examples of companies in our industry that underestimated the effort involved and are now bankrupt. Approximately 50% of our team members work directly on some aspect of servicing our loan portfolio, and we are fortunate to have such a capable and engaged group.

•	We have learned how to develop relationships with dealer-partners that are profitable. Forging a profitable relationship requires us to select the right dealer, align incentives, communicate constantly and create processes to enforce standards. In our segment of the market, the dealer-partner has significant influence over loan performance. Learning how to create relationships with dealer-partners who share our passion for changing lives has been one of our most important accomplishments.

•	We have developed a much more complete program for helping dealer-partners serve this segment of the market. Over the years, many dealer-partners have been overwhelmed by the work required to be successful in our program. Many dealer-partners have quit, telling us the additional profits generated from our program were not worth the effort. We have continually worked to provide solutions for the many obstacles that our dealer-partners encounter. It is impossible to quantify the impact of these initiatives on our loan volume because of the changing external environment. However, anecdotal evidence suggests our efforts have been worthwhile. Continuing to make our program easier for dealer-partners will likely produce additional benefits in the future.

•	We have developed a strong management team. Because we are successful at retaining our managers, they become stronger each year as they gain experience with our business. Our senior management team, consisting of 22 individuals, averages over 10 years of experience with our company. While we have added talent to our team selectively over the past few years, the experience of our core team is a key advantage. Our success in growing the business while simultaneously improving our returns on capital could not have occurred without the dedication and energy of this talented group.

•	We have strengthened our focus on our core business. At times in our history, our focus had been diluted by the pursuit of other, non-core opportunities. Today, we offer one product and focus 100% of our energy and capital on perfecting this product and providing it profitably.

•	We have developed a unique system, CAPS, for originating auto loans. Traditional indirect lending is inefficient. Many traditional lenders take one to four hours to process a loan application, and they decline most of the applications they process. We take 60 seconds, and we approve 100% of the applications submitted, 24 hours a day, seven days a week. In addition, our CAPS system makes our program easier for dealer-partners to use, and allows us to deploy much more precise risk-adjusted pricing.

•	We have developed a high-quality field sales force. Our sales team provides real value to our dealer-partners. Team members act as consultants as we teach dealer-partners how to successfully serve our market segment.

•	We have developed the ability to execute our loan origination process consistently over time. Consistent execution is difficult, as it requires us to maintain an appropriate balance between providing excellent service to our dealer-partners, and ensuring the loans we originate meet our standards. We measure both loan compliance and dealer-partner satisfaction on a monthly basis to assess our performance, and use these measures to make adjustments when necessary.

•	We devote a large portion of our time to something we call organizational health. Organizational health is about putting our team members in position to do their best work. For that, we focus consistently on 10 elements of operational effectiveness, including setting clear expectations, communicating fully, managing performance, providing training, maintaining effective incentive compensation plans, and providing the technology and processes required for operational excellence.
A FINAL NOTE
We are pleased with the results we achieved in 2009. They stand as evidence, along with our longer-term track record, that we are able to perform well in a variety of competitive and economic environments. We start with a customer that other companies avoid, and give that customer the chance to obtain a vehicle, establish a positive credit history, and move his or her life in a positive direction. Our team members take pride in the work they do, and in the benefits they provide to our customers. They are a talented and dedicated group, and I am grateful for their efforts.

Brett A. Roberts
Chief Executive Officer

We make forward-looking statements in this letter and may make such statements in future filings with the Securities and Exchange Commission. We may also make forward-looking statements in our press releases or other public or shareholder communications. Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of operations. When we use any of the words “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” or similar expressions, we are making forward-looking statements.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. These forward-looking statements represent our outlook only as of the date of this report. While we believe that our forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth under Item 1A of this Form 10-K, which is incorporated herein by reference, elsewhere in this report and the risks and uncertainties discussed in our other reports filed or furnished from time to time with the SEC.

EXHIBIT A
RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

	GAAP	Floating yield	Program fee	Other	Adjusted
	net income	adjustment	adjustment	adjustments	net income	Year-to-year
	per share	per share	per share	per share[1]	per share	change

2008	$2.16	$0.42	$0.07	$0.01	$2.66
2009	$4.62	$(0.62)	$0.03	$(0.08)	$3.95	48.5%

[1]Other adjustments include gain from discontinued United Kingdom segment (after-tax), interest expense related to interest rate swap agreement (after-tax), and adjustment to record taxes at 37%, as disclosed in our year-end earnings release.

	GAAP	Floating yield	Program fee	Adjusted	Imputed	Economic
(In thousands)	net income	adjustment	adjustment	net income[2]	cost of equity	Profit

2001	$24,671	$1,257	$(1,080)	$24,848	$(29,655)	$(4,807)
2002	$29,774	$2,818	$(2,151)	$30,441	$(35,587)	$(5,146)
2003	$24,669	$1,384	$(2,068)	$23,985	$(34,698)	$(10,713)
2004	$57,325	$(58)	$(1,043)	$56,224	$(34,451)	$21,773
2005	$72,601	$(2,202)	$(2,112)	$68,287	$(34,478)	$33,809
2006	$58,640	$359	$(2,759)	$56,240	$(29,604)	$26,636
2007	$54,916	$3,555	$4,985	$63,456	$(27,208)	$36,248
2008	$67,177	$13,079	$2,075	$82,331	$(35,767)	$46,564
2009	$146,255	$(19,523)	$796	$127,528	$(46,006)	$81,522

[2]Adjusted net income differs slightly from that published in the Company’s year-end earnings releases. That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations. Those additional adjustments have been excluded from this table for simplicity.

	GAAP average	Floating yield	Program fee	Adjusted average
(In thousands)	capital invested[3]	adjustment	adjustment	capital invested

2001	$466,802	$3,451	$(314)	$469,939
2002	$457,641	$5,792	$(1,423)	$462,010
2003	$431,973	$7,933	$(2,439)	$437,467
2004	$478,345	$8,730	$(3,341)	$483,734
2005	$520,376	$7,574	$(4,512)	$523,438
2006	$550,017	$5,510	$(7,045)	$548,482
2007	$707,755	$8,198	$(5,839)	$710,114
2008	$963,569	$13,762	$(2,355)	$974,976
2009	$986,523	$13,150	$(954)	$998,719

[3]Average capital invested is defined as average debt plus average shareholders’ equity.

	GAAP	Floating yield	Program fee	Adjusted
(In thousands)	return on capital[4]	adjustment	adjustment	return on capital

2001	7.4%	0.2%	-0.2%	7.4%
2002	7.7%	0.5%	-0.4%	7.7%
2003	6.8%	0.2%	-0.4%	6.6%
2004	13.5%	-0.3%	-0.1%	13.1%
2005	15.6%	-0.6%	-0.3%	14.7%
2006	13.3%	-0.1%	-0.3%	12.9%
2007	11.0%	0.4%	0.8%	12.1%
2008	9.8%	1.2%	0.2%	11.2%
2009	16.9%	-2.2%	0.1%	14.9%

[4]Return on capital is defined as net income plus interest expense after-tax divided by average capital.

	GAAP weighted			Adjusted weighted
	average cost	Floating yield	Program fee	average cost
(In thousands)	of capital[5]	adjustment	adjustment	of capital

2001	8.4%	0.0%	0.0%	8.4%
2002	8.8%	0.0%	0.0%	8.9%
2003	9.0%	0.0%	0.0%	9.0%
2004	8.6%	0.0%	0.0%	8.6%
2005	8.2%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	6.7%

[5]The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].
NOTE: Amounts may not recalculate due to rounding.